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                                                                       EXHIBIT 5


                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                            WASHINGTON, D.C.  20004



                               December 15, 1997

Board of Directors
Orbital Sciences Corporation
21700 Atlantic Boulevard
Dulles, Virginia   20166

Ladies and Gentlemen:

                 This firm has acted as counsel to Orbital Sciences Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission, relating to resales of up to $100,000,000 aggregate principal amount of the Company's 5% Convertible Subordinated Notes due 2002 (the "Notes") and the 3,571,428 shares (as such number may be adjusted as set forth in the Indenture, dated as of September 16, 1997 (the "Indenture"), between the Company and Deutsche Bank AG, New York Branch, as trustee (the "Trustee")) of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") issuable upon conversion of the Notes in accordance with the Indenture. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

                 For purposes of this opinion letter, we have examined copies of the following documents:

                 1.       An executed copy of the Registration Statement.

                 2.       An executed copy of the Indenture.

                 3.       An executed copy of the Notes, dated as of September
                          16, 1997.

                 4. The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on September 4, 1997 and as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.
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Orbital Sciences Corporation
December 12, 1997
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                 5.       The Bylaws of the Company, as amended, as certified
                          by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

                 6. Certain resolutions of the Board of Directors of the Company adopted at a meeting held on September 5, 1997 and resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on September 10, 1997, in each case as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the offering of the Notes and arrangements in connection therewith.

                 7. A certificate of the Trustee dated September 16, 1997 as to the authentication of the Notes in accordance with the terms of the Indenture.

                 In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                 For purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture and is validly existing and in good standing in all necessary jurisdictions and (iii) the Indenture constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We also have assumed the receipt by the Company of the consideration for the Notes as contemplated by the Board resolutions authorizing the issuance thereof.

                 This opinion letter is based as to matters of law solely on applicable provisions of (i) the General Corporation Law of the State of Delaware and (ii) New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivisions of the State of New York), and we express no opinion as to any other laws, statutes, rules or regulations (such as federal or state securities or "blue sky" laws).

                 Based upon, subject to and limited by the foregoing, we are of the opinion that:
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Orbital Sciences Corporation
December 12, 1997
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                 (a)      The Notes constitute valid and legally binding
obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the security is considered in a proceeding at law or in equity) and except that a waiver of rights under any usury law may be unenforceable.

                 (b) The shares of Common Stock issuable upon conversion of the Notes, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

                 The opinion expressed in Paragraph (a) above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in Paragraph (a) above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

                 We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                 We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ HOGAN & HARTSON L.L.P.

                                            HOGAN & HARTSON L.L.P.